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                                                                    EXHIBIT 8.2

                        [BAKER BOTTS L.L.P. LETTERHEAD]


January 30, 2001

Transocean Sedco Forex Inc.
P.O. Box 265GT, Walker House
Grand Cayman, Cayman Islands

Ladies and Gentlemen:

                  We are acting as counsel to Transocean Sedco Forex Inc., a Cayman Islands company ("Transocean Sedco Forex"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of August 19, 2000 among Transocean Sedco Forex, Transocean Holdings Inc., a Delaware corporation ("Transocean Holdings"), TSF Delaware Inc., a Delaware corporation, and R&B Falcon Corporation, a Delaware corporation ("R&B Falcon") (the "Merger Agreement"), (ii) the preparation and filing of the Registration Statement (Registration No. 333-46374, Amendment No. 2) with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") (the "Registration Statement"), which includes the joint proxy statement of Transocean Sedco Forex and R&B Falcon and the prospectus of Transocean Sedco Forex (together, the "Proxy Statement/Prospectus"), and (iii) the preparation and filing of a Second Registration Statement on January 30, 2001 with the SEC pursuant to General Instruction K to Form S-4 Registration Statement and Rule 462(b) under the Securities Act (the "Second Registration Statement").

                  In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus, (iii) certain other filings made by Transocean Sedco Forex and R&B Falcon with the SEC, (iv) certificates provided to us by representatives of Transocean Sedco Forex, Transocean Holdings, and R&B Falcon, and (v) other information provided to us by Transocean Sedco Forex. In addition, we assume that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus and (ii) any representations referred to in the immediately preceding sentence which are made "to the best knowledge of" or with any similar qualification are correct without such qualification.

                  Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the headings "THE

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MERGER--Certain United States Federal Income Tax Consequences--Scope of
Discussion" and "--Certain U.S. Tax Consequences of the Merger to U.S. Holders" (the "Discussion"), we (i) are of the opinion that the Merger qualifies as a reorganization under section 368(a)(1)(B) of the Internal Revenue Code and (ii) hereby confirm the opinion of Baker Botts L.L.P. which is attributed to us in the Discussion. Except as specifically described herein, we express no opinion as to the United States federal, state, local, foreign, or other tax consequences of the Merger. As indicated in the Discussion, no ruling will be requested from the Internal Revenue Service (the "IRS") on any aspect of the Merger. Our opinion is not binding upon the IRS or a court and will not preclude the IRS or a court from adopting a contrary position.

                  This letter is furnished to you solely for use in connection with the Merger and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent. We hereby consent to the filing of this letter as an exhibit to the Second Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                   Sincerely,

                                   /s/ BAKER BOTTS L.L.P.